Exhibit 99.1

GULFMARK
OFFSHORE
GulfMark Offshore Announces
Second Quarter 2011 Operating Results
HOUSTON, July 21, 2011 — GulfMark Offshore, Inc. (NYSE: GLF) today reported net income of $13.3 million, or $0.51 per diluted share, on revenues of $96.9 million for the quarter ended June 30, 2011.
Bruce Streeter, President and CEO, commented, “Overall this has been an outstanding quarter and we are proud of what our employees accomplished. Although all of us would like to see more activity in the Gulf of Mexico, as we indicated on last quarter’s earnings conference call, we continue to see encouraging short- and long-term trends in all of our regions. Despite limited offshore drilling permits in the U.S. Gulf of Mexico, utilization in the Americas is up as we begin to see the benefit of repositioning a significant portion of our U.S. flagged vessels to Trinidad and Brazil. In our other regions of the world, we have concentrated on building our term contract position and have taken advantage of strengthening markets. Direct operating expense has been higher during the first half of 2011, in part because we repositioned vessels to achieve better overall operating profitability, but as a result we incurred higher than estimated operating costs in locations such as Brazil. On a consolidated basis, profitability increased meaningfully during the quarter and the Company’s long-term outlook continues to improve. New jack-ups, semi-submersibles and drillship orders, combined with strong crude oil prices, support our optimistic view that customers will increasingly demand technologically advanced offshore support vessels in the future.”
Consolidated Second Quarter Results
Consolidated revenue for the second quarter of 2011 was $96.9 million, an increase of 19%, or $15.6 million, from the first quarter. Consolidated operating income was $20.4 million, up $16.1 million from the first quarter amount of $4.3 million. The higher sequential quarterly operating income was principally driven by higher revenue. Direct operating expenses were up on a sequential quarterly basis; however, these increases were largely offset by sequentially lower drydock expense.
Regional Results
During the second quarter, the average day rate in the North Sea region was up 13% and utilization was up 7 percentage points, resulting in an overall increase in revenue of $8.4 million over the first quarter. The increase in revenue reflects the seasonal strength we customarily see in the warmer North Sea months, combined with a tightening in the market for offshore supply vessels as other market participants relocated vessels to regions outside of the North Sea.
Revenue for the Americas region was $37.4 million, an increase of 23%, or $7.0 million, from the first quarter. The increase in revenue was attributable to a gain of 13 percentage points in

GulfMark Offshore, Inc.
Press Release
July 21, 2011

utilization, to 84% for the quarter, although the average day rate in the region was flat in comparison. The low level of drilling activity in the U.S. Gulf of Mexico continues to negatively impact the potential revenue of the Americas region, although during the second quarter of 2011 revenue for the U.S. Gulf of Mexico subregion was up $1.9 million over the prior quarter. For vessels operating in the U.S. Gulf of Mexico, utilization increased to 69% during the second quarter.
Revenue for the Southeast Asia region was $15.7 million for the second quarter of 2011, a slight increase over the first quarter. Utilization and day rates were both consistent with the first quarter of 2011.
Consolidated Operating Expenses
Direct operating expenses for the second quarter were $46.9 million, 6% above the first quarter amount as well as the Company’s anticipated 2011 quarterly run rate. The increase relates to higher levels of maintenance activity and personnel costs in the Americas region. The Company expects direct operating expenses for the remainder of 2011 to be approximately $45.5 million per quarter. Consolidated drydock expense was $3.7 million in the second quarter. The Company continues to expect full year 2011 drydock expense to be approximately $17.0 million. Consolidated general and administrative expenses were $10.9 million for the second quarter, a decrease from the first quarter amount, but consistent with the Company’s anticipated average quarterly run rate for 2011 of $11.5 million per quarter.
Liquidity, Capital Commitments and Contract Cover
Cash flow from operations totaled $20.0 million in the second quarter of 2011. Cash on hand at June 30, 2011 was $113.9 million, and as of that date $10.0 million had been drawn on the Company’s $175.0 million revolving credit facility. Total debt at June 30, 2011 was $319.8 million, and debt, net of cash on hand, was $205.9 million. Quarterly principal amortization on the term-loan facility is $8.3 million. Capital expenditures during the second quarter totaled $3.4 million, and there are currently no capital commitments related to the construction or purchase of vessels. Total capital expenditures for all of 2011 pertaining to the improvement and enhancement of existing vessels are forecasted to be $11.0 million. Total backlog of contracted revenue is $705.8 million.
Outlook
CEO Bruce Streeter commented on the outlook for the Company, stating, “We continue to look to the future with increasing optimism. The second quarter’s results help confirm our belief in an improving market for our vessels over the near term. These improvements reinforce our commitment to prepare the Company to take advantage of market opportunities in the likely event the industry begins to experience an extended up cycle period. In addition, as we look at our fleet position and our balance sheet strength, we believe we can safely increase our position to take advantage of improving markets around the world. International vessel demand and operations continue to perform well. The pace of new construction rig orders continues to be very strong, and

GulfMark Offshore, Inc.
Press Release
July 21, 2011

we intend to position GulfMark to be ready to service these next generation rigs with a growing fleet of technologically advanced offshore support vessels.”
Conference Call/Webcast Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Friday, July 22, 2011. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the company’s website approximately two hours after the end of the call.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Quintin V. Kneen
Executive Vice President & Chief Financial Officer
E-mail:	Quintin.Kneen@GulfMark.com
(713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2010. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
July 21, 2011

Operating Data (unaudited)	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Revenue	$96,911	$81,289	$92,782	$178,200	$177,433
Direct operating expenses	46,908	44,318	42,658	91,225	85,727
Drydock expense	3,683	6,524	6,159	10,207	13,123
General and administrative expenses	10,910	11,423	11,456	22,333	23,187
Depreciation and amortization expense	14,982	14,675	13,977	29,658	27,952
(Gain) loss on sale of assets	—	10	106	10	106
Impairment charge	—	—	97,665	—	97,665

Operating Income (Loss)	20,428	4,339	(79,239)	24,767	(70,327)
Interest expense	(5,630)	(5,727)	(5,062)	(11,357)	(10,051)
Interest income	119	67	37	184	142
Foreign currency gain (loss) and other	73	(58)	(1,020)	17	761

Income before income taxes	14,990	(1,379)	(85,284)	13,611	(79,475)
Income tax benefit (provision)	(1,699)	212	(5,447)	(1,487)	10,287

Net Income (Loss)	$13,291	$(1,167)	$(90,731)	$12,124	$(69,188)

Diluted earnings (loss) per share	$0.51	$(0.05)	$(3.55)	$0.46	$(2.72)
Weighted average diluted common shares	25,949	25,679	25,546	25,885	25,470

Other Data
Revenue by Region (000’s)
North Sea	$43,836	$35,399	$37,217	$79,235	$72,492
Southeast Asia	15,678	15,535	16,841	31,213	32,668
Americas	37,397	30,355	38,724	67,752	72,273

Rates Per Day Worked
North Sea	$20,014	$17,789	$16,478	$18,951	$16,621
Southeast Asia	15,228	15,248	16,817	15,238	17,387
Americas	14,217	14,194	13,486	14,207	13,428

Overall Utilization
North Sea	94.1%	87.1%	95.1%	90.6%	94.5%
Southeast Asia	83.0%	83.2%	92.8%	83.1%	88.0%
Americas	84.3%	70.5%	91.7%	77.4%	85.7%

Average Owned Vessels
North Sea	25.0	25.0	25.2	25.0	24.8
Southeast Asia	14.0	14.0	12.1	14.0	12.1
Americas	35.0	35.0	35.3	35.0	35.7

Total	74.0	74.0	72.6	74.0	72.5

Drydock Days
North Sea	46	71	34	117	84
Southeast Asia	42	11	61	54	122
Americas	40	109	38	148	132

Total	128	191	132	319	337

Drydock Expenditures (000’s)	$3,683	$6,524	$6,159	$10,207	$13,123

GulfMark Offshore, Inc.
Press Release
July 21, 2011

Summary Financial Data (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Balance Sheet Data
Cash and cash equivalents	$113,943	$105,516	$49,794	$113,943	$49,794
Working capital	131,738	117,106	58,459	131,738	58,459
Vessel and equipment, net	1,187,292	1,193,407	1,165,956	1,187,292	1,165,956
Construction in progress	3,869	3,018	30,215	3,869	30,215
Total assets	1,505,107	1,485,458	1,413,231	1,505,107	1,413,231
Long-term debt (1)	286,463	294,779	309,728	286,463	309,728
Stockholders’ equity	987,155	965,135	871,924	987,155	871,924

(1)	Current portion of long-term debt included in working capital.
Cash Flow Data

Cash flow from operating activities	$20,001	$5,041	$17,448	$25,042	$39,383
Cash flow used in investing activities	(3,412)	(1,522)	(7,116)	(4,934)	(62,289)
Cash flow (used in) from financing activities	(8,210)	2,793	(7,787)	(5,417)	(17,229)
Forward Contract Cover — Remainder of Current Calendar Year

North Sea	79%	75%
Southeast Asia	56%	73%
Americas	64%	46%

Total	68%	61%

Forward Contract Cover — Next Full Calendar Year

North Sea	60%	45%
Southeast Asia	23%	43%
Americas	29%	36%

Total	38%	40%

Vessel Count by Reporting Segment

		Southeast
	North Sea	Asia	Americas	Total
Owned Vessels as of April 25, 2011	25	14	35	74

Newbuild Deliveries	—	—	—	—
Sales & Dispositions	—	—	—	—

Owned Vessels as of July 21, 2011	25	14	35	74
Managed Vessels	14	1	—	15

Total Fleet as of July 21, 2011	39	15	35	89